PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—July 21, 2021—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2021.

Total revenue for the first quarter of fiscal 2022 increased 56% to $7.15 million from $4.59 million in the prior-year quarter. The increase was due to a 60% increase in product sales partially offset by a 14% decrease in contract research and development revenue. Product sales increased to $6.95 million from $4.36 million in the prior-year quarter. Net income for the first quarter of fiscal 2022 increased 48% to $3.58 million, or $0.74 per diluted share, compared to $2.41 million, or $0.50 per share, for the prior-year quarter.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable August 31, 2021 to shareholders of record as of August 2, 2021.

“We are pleased to report large increases in product sales, total revenue, and earnings for the quarter as the effects of the COVID-19 pandemic on our revenue subsided,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues and risks related to the COVID-19 pandemic, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and other reports filed with the SEC.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS ENDED JUNE 30, 2021 AND 2020 (Unaudited)
	Quarter Ended June 30
	2021	2020
Revenue
Product sales	$6,953,766	$4,358,635
Contract research and development	199,397	230,627
Total revenue	7,153,163	4,589,262
Cost of sales	1,769,581	836,422
Gross profit	5,383,582	3,752,840
Expenses
Research and development	808,142	880,983
Selling, general, and administrative	466,618	355,011
Total expenses	1,274,760	1,235,994
Income from operations	4,108,822	2,516,846
Interest income	289,720	399,212
Income before taxes	4,398,542	2,916,058
Provision for income taxes	818,976	504,193
Net income	$3,579,566	$2,411,865
Net income per share – basic	$0.74	$0.50
Net income per share – diluted	$0.74	$0.50
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,833,232	4,835,038
Diluted	4,836,821	4,835,157

NVE CORPORATION BALANCE SHEETS JUNE 30 AND MARCH 31, 2021
	(Unaudited) June 30, 2021	March 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$8,868,823	$10,427,340
Marketable securities, short-term	17,061,711	7,678,957
Accounts receivable, net of allowance for uncollectible accounts of $15,000	3,319,838	1,964,281
Inventories	3,670,026	3,900,777
Prepaid expenses and other assets	658,238	391,278
Total current assets	33,578,636	24,362,633
Fixed assets
Machinery and equipment	9,280,343	9,254,664
Leasehold improvements	1,810,872	1,810,872
	11,091,215	11,065,536
Less accumulated depreciation and amortization	10,791,821	10,728,853
Net fixed assets	299,394	336,683
Deferred tax assets	101,660	73,538
Marketable securities, long-term	37,463,037	47,038,669
Right-of-use asset – operating lease	657,662	689,216
Total assets	$72,100,389	$72,500,739

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$359,394	$336,591
Accrued payroll and other	651,194	540,474
Income taxes payable	834,483	-
Operating lease	151,110	150,273
Total current liabilities	1,996,181	1,027,338
Operating lease	548,859	581,459
Total liabilities	2,545,040	1,608,797

Shareholders’ equity
Common stock	48,332	48,332
Additional paid-in capital	19,345,365	19,338,127
Accumulated other comprehensive income	1,010,954	1,101,119
Retained earnings	49,150,698	50,404,364
Total shareholders’ equity	69,555,349	70,891,942
Total liabilities and shareholders’ equity	$72,100,389	$72,500,739